Exhibit 99.1

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and international markets. Bradley’s success is based upon its core strengths in marketing and sales which enables the company to Commercialize brands that fill unmet patient and physician needs; Develop new products through life cycle management; and In-License phase II and phase III drugs with long-term intellectual property protection that upon approval leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Important announcements: Bradley Pharmaceuticals will present at the Robbins Emerging Opportunities Investment Conference, to be held at The University Club in New York, NY, May 24, 2007.

Bradley Pharmaceuticals will present at the Banc of America Securities Health Care Conference 2007, to be held at The Four Seasons Hotel in Las Vegas, Nevada, May 30 - June 1, 2007.

Bradley Pharmaceuticals will present at the FTN Midwest Securities Health Care Conference 2007, to be held at the Four Seasons Hotel in New York, NY, June 5, 2007.

For Immediate Release	Contact:	Cecelia C. Heer Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 252

BRADLEY PHARMACEUTICALS
2007 FIRST QUARTER RESULTS

Fairfield, NJ – May 10, 2007 - BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) announced today that it has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

First Quarter 2007 Accomplishments

-	Net sales increased 9% compared to same period last year
-	Net income increased $2.3 million compared to same period last year
-	Generated approximately $11.5 million of cash flow from operating activities
-	Estimated product in the distribution channel decreased $3.2 million from December 31, 2006 to March 31, 2007
-	Increased cash and cash equivalents, short-term investments and restricted cash position by $6.2 million
-	Principal payments of $3.7 million on our credit facility
-	Elestrin™ received new patent extending patent life to 2022

Bradley reported that net sales for the quarter ended March 31, 2007 were approximately $37.8 million, an increase of $3.0 million, or 9%, over net sales for the quarter ended March 31, 2006. Net income for the 2007 quarter amounted to $2.5 million, or $0.15 per share on a fully diluted basis, based upon approximately 16.8 million shares outstanding, compared to $0.01 per share on a fully diluted basis, based upon approximately 16.5 million shares outstanding for the same period last year. Net income for the quarter ended March 31, 2006 included an initial licensing fee, which was included in research and development expenses, of $5.0 million ($2.9 million after tax or $0.18 per share) for VEREGEN™.

Doak Dermatologics, led by its core branded products of ADOXA®, KERALAC®/ KEROL™, SOLARAZE®, ZODERM®, LIDAMANTLE®, and ROSULA®, accounted for 75% of our net sales for quarter ended March 31, 2007, while Kenwood Therapeutics, and its core branded products of PAMINE®, ANAMANTLE HC® and FLORA-Q®, accounted for the remaining 25% of our net sales for the quarter ended March 31, 2007. We have not yet recognized revenues for A. Aarons, our generic subsidiary that began operations in the third quarter of 2006. During 2006 and in the first quarter of 2007, A. Aarons shipped approximately $0.3 million and $2.0 million, respectively, of products at each product’s respective gross selling price. The Company has recorded in accrued expenses deferred revenue of $0.6 million from these sales at March 31, 2007, which represent the payments received from customers through that date.

The increase in our net sales for the quarter ended March 31, 2007 was primarily led by the actinic keratosis product SOLARAZE® (diclofenac sodium-3%) and the gastrointestinal and respiratory products, but Bradley’s sales continue to be affected by generic and therapeutically equivalent products competing on price. The following table sets forth certain net sales data for the quarters ended March 31, 2007 and March 31, 2006 by therapeutic category within Doak Dermatologics and Kenwood Therapeutics:

Therapeutic Category by Company	March 31, 2007	March 31, 2006	Increase/ (Decrease)	% Change
Doak Dermatologics
Dermatology & Podiatry
Keratolytic	$ 4,868,000	$ 5,935,000	$(1,067,000)	(18)%
Acne/Rosacea	14,427,000	15,396,000	(969,000)	(6)%
Actinic Keratoses	5,334,000	4,107,000	1,227,000	30%
Anesthetics	1,638,000	1,413,000	225,000	16%
Scalp	283,000	392,000	(109,000)	(28)%
Cosmeceuticals	1,424,000	1,138,000	286,000	25%
Authorized Generic	269,000	966,000	(697,000)	(72)%
Other	95,000	56,000	39,000	70%

Total Doak Dermatologics	28,338,000	29,403,000	(1,065,000)	(4)%

Kenwood Therapeutics
Gastrointestinal	6,553,000	4,712,000	1,841,000	39%
Respiratory	2,513,000	290,000	2,223,000	767%
Nutritional	344,000	300,000	44,000	15%
Other	55,000	48,000	7,000	15%

Total Kenwood Therapeutics	9,465,000	5,350,000	4,115,000	77%

Total Bradley Pharmaceuticals, Inc.	$37,803,000	$34,753,000	$ 3,050,000	9%

During the quarter ended March 31, 2007, we increased cost of sales by $0.9 million due to an increase in inventory reserve as a result of our initiatives to reduce potential future returns. During April 2007, we initiated a returns and inventory optimization plan, which includes shipping products with increased shelf-life to our customers. Primarily due to the increase in inventory reserves, the gross profit percentage for the three months ended March 31, 2007 decreased to approximately 82% from 86% in the corresponding period of 2006.

We expect to launch ELESTRIN™ at the end of the second quarter of 2007 and VEREGEN™ at the end of 2007. ELESTRIN™ will be promoted to physicians by our Kenwood Therapeutics sales force. VEREGEN™ will be promoted to physicians by both our Doak Dermatologics and Kenwood Therapeutics sales forces. In connection with the launch of these products, we anticipate hiring approximately 20 additional Kenwood Therapeutics sales representatives during 2007 and incurring a corresponding amount of additional sales, marketing and related expenses.

Other Information:

For more detailed information, please see Bradley’s filings, including its recently filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, by visiting www.bradpharm.com and clicking on the Investor Relations link, then on SEC Filings.

Bradley Pharmaceuticals Inc. invites you to participate in the Company’s First Quarter 2007 Earnings Conference Call on Monday, May 14, 2007 at 9 AM ET. To participate in the conference call, please dial 1-888-573-3046 approximately 10 minutes prior to the start of the call and enter ID# 8540405.

Playback of the conference call will be available after 1:00 PM ET by calling 1-800-642-1687 and entering reservation ID# 8540405. The call also will be available on our web page for 30 days.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as Bradley’s plans to in-license, develop and launch new and enhanced products with long-term intellectual property protection or other significant barriers to market entry, sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: launch VEREGEN™ at the end of 2007 and ELESTRIN™ at the end of the second quarter 2007; predict the safety and efficacy of these products in a commercial setting; estimate sales; maintain adequate inventory levels; implement the returns and inventory optimization plan timely, if at all; reduce product returns; comply with the restrictive covenants under its credit facility; refinance its credit facility; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry; maintain or increase sales of its products; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation and stock price volatility. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Product Safety Information:

SOLARAZE®

Sun avoidance is indicated during SOLARAZE® Gel therapy. As with other NSAIDs, anaphylactoid reactions may occur in patients without prior exposure to diclofenac. Diclofenac sodium should be given with caution to patients with the aspirin triad. In clinical trials, the most common adverse reactions involved the skin and included contact dermatitis, rash, dry skin and exfoliation. The majority of these reactions were mild to moderate, and resolved upon discontinuation of therapy. SOLARAZE® Gel should not be applied to open skin wounds, infections, or exfoliative dermatitis. Please see full prescribing information at http://www.bradpharm.com.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Net sales	$ 37,802,957	$ 34,753,358
Cost of sales (1)	6,682,255	5,005,649

	31,120,702	29,747,709

Selling, general and administrative expense	21,296,255	19,893,498
Research and development expense	680,444	5,262,724
Depreciation and amortization expense	2,927,791	2,550,178
Interest expense	2,266,408	2,114,016
Interest income	(554,354)	(427,040)

	26,616,544	29,393,376

Income before income tax expense	4,504,158	354,333
Income tax expense	1,979,606	149,000

Net income	$ 2,524,552	$ 205,333

Basic net income per common share	$ 0.15	$ 0.01

Diluted net income per common share	$ 0.15	$ 0.01

Shares used in computing basic net income per
common share	16,570,000	16,380,000

Shares used in computing diluted net income per
common share	16,780,000	16,500,000

(1)	Amounts exclude amortization of intangible assets related to acquired product.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2007 (unaudited)	December 31, 2006 (a)
Assets
Current assets:
Cash and cash equivalents	$ 46,486,635	$ 39,608,987
Short-term investments	6,373,772	7,083,678
Accounts receivable, net of allowances	9,853,451	14,489,623
Inventories, net	7,268,571	6,881,218
Deferred tax assets	15,098,121	13,332,666
Prepaid expenses and other	2,406,547	2,100,487
Prepaid income taxes	—	4,934,119

Total current assets	87,487,097	88,430,778

Property and equipment, net	673,040	813,794
Intangible assets, net	163,226,196	165,985,767
Goodwill	27,478,307	27,478,307
Deferred financing costs	4,334,577	4,798,034
Restricted cash and investments	25,000,000	25,000,000
Other assets	16,229	16,229

Total assets	$ 308,215,446	$ 312,522,909

Liabilities
Current liabilities:
Current maturities of long-term debt	$ 13,920,058	$ 15,660,085
Milestone payable - ELESTRIN™	3,252,145	10,115,083
Accounts payable	5,734,167	4,948,754
Accrued expenses	38,332,936	38,728,413
Income taxes payable	2,168,979	—

Total current liabilities	63,408,285	69,452,335

Long-term liabilities:
Long-term debt, less current maturities	51,479,901	53,400,000
Deferred tax liabilities	647,063	2,054,145

Total long-term liabilities	52,126,964	55,454,145

Stockholders’ Equity
Preferred stock, $0.01 par value; shares authorized: 2,000,000; no shares
issued	—	—
Common stock, $0.01 par value; authorized: 26,400,000 shares; issued and outstanding: 17,320,475 shares at March 31, 2007 and 16,965,578 shares
at December 31, 2006	173,205	169,656
Class B common stock, $0.01 par value; authorized: 900,000 shares; issued and
outstanding: 429,752 shares at March 31, 2007 and at December 31, 2006	4,298	4,298
Additional paid-in capital	145,791,723	139,754,887
Retained earnings	50,002,067	50,977,625
Accumulated other comprehensive loss	84	1,143
Treasury stock – common stock – at cost; 877,058 shares at March 31, 2007
and December 31, 2006	(3,291,180)	(3,291,180)

Total stockholders’ equity	192,680,197	187,616,429

Total liabilities and stockholders’ equity	$ 308,215,446	$ 312,522,909

(a)	Derived from audited financial statements.